Exhibit 99.1

Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall,
FOR IMMEDIATE RELEASE	Director of Corporate Communications,
563-547-6000

FEATHERLITE REPORTS $1.1 MILLION SECOND QUARTER NET INCOME

Net income for first six months is $2.5 million on sales of $110.5 million

CRESCO, Iowa, July 26, 2005 – Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $1.1 million, or 9 cents per diluted share, for the second quarter ended June 30, 2005. This compares with net income of $1.5 million, or 13 cents per diluted share, for the same period in 2004. The decrease in net income was primarily the result of lower gross profit in both the trailer and motorcoach segments, partially offset by reductions in selling and administrative expenses. While the trailer segment maintained unit sales volume for the quarter, its net income was negatively impacted by greater than anticipated aluminum and other cost increases not sufficiently compensated for by production efficiencies or product price increases. Motorcoach segment net income declined as the result of reduced new and used motorcoach unit sales volume.

Net income for the first six months of 2005 was $2.5 million compared with $2.7 million for the same period in 2004. On a diluted per share basis, the Company earned 22 cents in the first six months of fiscal 2005 compared to 24 cents for the same period in 2004.

Net sales for the second quarter ended June 30, 2005 were $52.0 million, a decline of 10.6 percent over the $58.2 million reported in the same period last year. Net sales of $110.5 for the first six months of 2005 were down 3.6 percent from $114.6 million posted in the same period last year.

“After posting six consecutive quarters of earnings gains over comparable quarters in the prior year, we were disappointed that the second quarter of 2005 did not meet expectations,” Conrad Clement, Featherlite president and CEO, said. “However, we remain cautiously optimistic about the level of sales for the remaining quarters of 2005.

“We are encouraged by an increase in the motorcoach backlog to $9.2 million at June 30, 2005 compared to $5.4 million at June 30, 2004. Trailer backlog has decreased to $16.3 million compared to $21.7 million last year, but order levels have remained strong and have been filled from increased finished goods inventory. We anticipate an enthusiastic reception to the new and enhanced 2006 models now arriving at our trailer dealers and coach showrooms. Featherlite continues to introduce exciting product innovations that can capitalize on the industry’s growing leisure and recreation segment, a prime target market for the Company.”

About Featherlite

With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. For more information about the Company, please visit www.fthr.com.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2005	Dec 31, 2004
ASSETS
Current assets
Cash	$113	$179
Receivables	7,837	4,781
Refundable income taxes	497	497
Inventories	63,756	61,730
Leased promotional trailers	1,599	1,669
Prepaid expenses	1,016	1,827
Deferred tax asset	1,274	1,275

Total current assets	76,092	71,958
Property and equipment, net	16,783	16,003
Other assets	3,379	4,252

	$96,254	$92,213

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$22,612	$22,106
Current maturities of long-term debt	1,745	1,699
Checks issued not yet presented	5,286	2,900
Accounts payable	5,139	4,323
Motorcoach shell costs payable	5,548	7,277
Accrued liabilities	7,985	9,124
Customer deposits	1,801	2,698

Total current liabilities	50,116	50,127
Bank line of credit	5,609	4,243
Other long-term debt, net of current maturities	11,043	11,092
Deferred tax liabilities	1,340	1,340
Other long-term liabilities	41	48
Shareholders’ equity	28,105	25,363

	$96,254	$92,213

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended June 30,		Six months Ended June 30,
	2005	2004	2005	2004
Net Sales	$51,993	$58,151	$110,473	$114,567
Cost of Sales	44,159	49,019	92,994	96,806

Gross profit	7,834	9,132	17,479	17,761
Selling and admininistrative expenses	5,510	6,243	12,291	12,466

Income from operations	2,324	2,889	5,188	5,295
Other income (expense)
Interest	(704)	(580)	(1,335)	(1,128)
Other, net	104	58	239	130

Total other expense	(600)	(522)	(1,096)	(998)

Income before taxes	1,724	2,367	4,092	4,297
Minority interest in subsidiary	11	20	(1)	51
Provision for income taxes	(660)	(884)	(1,555)	(1,609)

Net income	$1,075	$1,503	$2,536	$2,739

Net income (loss) per share -
Basic	$0.10	$0.14	$0.23	$0.25

Diluted	$0.09	$0.13	$0.22	$0.24

Weighted average shares outstanding -
Basic	10,930	10,813	10,909	10,804

Diluted	11,788	11,526	11,738	11,438

On April 9, 2005 the Company’s Board of Directors declared a three for two split of the Company’s common stock with a proportional increase in the number of issued and outstanding shares, effective May 4, 2005 to shareholders of record as of the close of business on April 22, 2005. All shares are per share amounts have been restated to reflect the retroactive effect of the stock split.

Certain prior period information has been reclassified to conform to the current year presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, the need for and impact of product sales price increases, fluctuations in the price of aluminum, changes in our product sales mixes, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.